EXHIBIT 9(d)
                            ADMINISTRATION AGREEMENT


      THIS ADMINISTRATION AGREEMENT is made as of May 1, 1995 by and between THE SHAREHOLDER SERVICES GROUP, INC., a Massachusetts corporation ("TSSG"), and ST. CLAIR FUNDS, INC., a Maryland Corporation (the "Company").

      WHEREAS, the Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Company desires to retain TSSG to render certain administrative services to the St. Clair Money Market Fund--Fiduciary Portfolio and the St. Clair Institutional Index Equity Fund (each, a "Fund" and collectively, the "Funds") of the Company and TSSG is willing to render such services;

                                    WITNESSETH:

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1. Appointment. The Company hereby appoints TSSG to act as Administrator of the Company on the terms set forth in this Agreement. TSSG accepts such appointment and agrees to render the services herein set forth for the compensation herein provided for in the Fee Schedule.

      In the event that the Company establishes one or more portfolios other than the Funds with respect to which the Company decides to retain TSSG to act as administrator and accounting services provider, the Company shall so notify TSSG in writing. If TSSG is willing to render such services, TSSG shall notify the Company in writing whereupon such portfolio shall be deemed to be a Fund hereunder. Without limiting the foregoing, it is understood that the Company will from time to time issue separate series or classes of shares and may classify and reclassify shares of any such series or class. TSSG shall identify to each such series or class property belonging to such series or class and in such reports, confirmations and notices to the Company called for under this Agreement shall identify the series or class to which such report, confirmation or notice pertains.

      2. Delivery f Documents. The Company has furnished TSSG with copies properly certified or authenticated of each of the following:

            (a) Resolutions of the Company's Board of Directors authorizing the appointment of TSSG to provide administrative services to the Company and approving this Agreement;

            (b) The Company's Articles of Incorporation filed with the Secretary of State of the state of Maryland on March 29, 1993 and all amendments thereto (the "Articles of Incorporation");

            (c) The Company's By-laws and all amendments thereto (the "By-laws");

            (d) The Investment Advisory Agreements between Munder Capital Management (the "Adviser") and the Company dated January 31, 1995;

            (e) The Custody Agreements between Comerica Bank (the "Custodian") and the Company dated June 13, 1994, respectively (the "Custody Agreements");

            (f)   The  Transfer  Agency and Registrar   Agreement   between  The
Shareholder Services Group, Inc. (the "Transfer Agent") and the Company dated August 8, 1994;

            (g) The Company's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. 2-91373 and 811-4033), as filed with the Securities and Exchange Commission ("SEC") on November 27, 1987, relating to the Company's shares of beneficial interest, and all amendments thereto; and

            (h) The Company's most recent prospectuses and statements of additional information (together, the "Prospectus").

      The Company will furnish TSSG from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Company will provide TSSG with any other documents that TSSG may reasonably request and will notify TSSG as soon as possible of any matter materially affecting the performance by TSSG of its services under this Agreement.

      3. Duties as Administrator. Subject to the supervision and direction of the Board of Directors of the Company, TSSG, as Administrator, will use its best judgment in supervising various aspects of the Company's administrative operations and undertakes to perform the following specific services:

            (a) Maintaining office facilities (which may be in the offices of TSSG or a corporate affiliate);

            (b) Furnishing statistical and research data, data processing services, clerical services, internal legal, executive and administrative services and stationery and office supplies in connection with the foregoing;

            (c) Furnishing corporate secretarial services including preparation and distribution of materials for Board of Directors meetings;

            (d) Assisting in the preparation of the Company's Registration Statement and any Pre-Effective and Post-Effective Amendments to the Company's Registration Statement, Notices of Annual or Special Meetings of Shareholders and Proxy materials relating to such Meetings;

            (e) Assisting in the determination of the jurisdictions in which the Company's shares will be registered or qualified for sale and, in connection therewith, shall be responsible for the initial registration or qualification and the maintenance of such registration or qualification of such shares for sale under the securities laws of any state. Payment of share registration fees and any fees for qualifying or continuing the qualification of any Fund as a dealer or broker shall be made by that Fund;

            (f) Providing the services of certain persons who may be appointed as officers of the Company by the Company's Board of Directors;

            (g) Providing legal advice and counsel to the Company with respect to regulatory matters, including monitoring regulatory and legislative developments which may affect the Company and assisting in the strategic response to such developments, counseling and assisting the Company in routine regulatory examinations or investigations of the Company, and working closely with outside counsel to the Company in response to any litigation or non-routine regulatory matters;

            (h) Accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Company as may be required by Section 31(a) of the 1940 Act and the rules thereunder and agrees that all records that it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records at the Company's request);

            (i)   Internal auditing and treasury services;

            (j) Valuing the Company's assets and calculating the net asset value of the shares of each Fund on each business day;

            (k) Accumulating information for and, subject to approval by the Company's Treasurer, preparing reports to the Company's shareholders of record and the SEC including, but not necessarily limited to, Annual and Semi-Annual Reports, Semi-Annual Reports on Form
N-SAR and Notices pursuant to Rule 24f-2;

            (l)   Reviewing and providing advice and counsel   on all  sales and
advertising materials prepared on behalf of the Company;

            (m)   Preparing, signing and filing the Company's tax returns;

            (n) Assisting the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Company which will include, among other matters, procedures to assist the Adviser in monitoring compliance with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations and performing certain monthly compliance tests; and

            (o) Preparing and furnishing the Company (at the Company's request) with performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested.

      Without limiting the foregoing services, it is agreed that TSSG will perform the following accounting functions on an ongoing basis:

            (a) Journalize each Fund's investment, capital share and income and expense activities;

            (b)   Maintain individual ledgers for investment securities;

            (c)   Maintain historical tax lots for each security;

            (d) Maintain financial records in accordance with the 1940 Act and the Rules and Regulations thereunder;

            (e)   Reconcile on a  daily  basis  cash  and  on  a  weekly   basi
investment balances of the Company with the custodian;

            (f)   Post to and prepare  each  Fund's   Statement  of  Assets  and
Liabilities and Statement of Operations;

            (g) Calculate various contractual expenses (e.g., advisory and administration, transfer agency and custody fees):

            (h) Monitor the expense accruals and notify Company management of any proposed adjustments;

            (i) Control all disbursements from the Company and authorize such disbursements upon proper instructions;

            (j)   Calculate capital gains and losses;

            (k)   Determine each Fund's net income;

            (l) Obtain security market quotes from independent pricing services approved by the Adviser and the Company's Board of Directors, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Fund's investments;

            (m) Transmit or mail a copy of the daily portfolio valuation to the Adviser, if requested;

            (n)   Compute the net asset value of each Fund;

            (o) Compute the Fund's yields, total return, expense ratios, portfolio turnover rate, and portfolio average dollar-weighted maturity;

            (p) Mark securities to market based upon quotes furnished by the Adviser, an independent pricing agent approved by the Company's Board of Directors or based upon values derived from yield data relating to classes of instruments obtained from reputable sources, provided that any pricing system based on yield data for selected instruments must be based upon market quotations for sufficient numbers and types of instruments to be a representative sample of each class of instrument held by each Fund, as applicable, both in terms of the types of instruments as well as the differing quality of instruments;

            (q) Assist in monitoring compliance and assist in the development of compliance  procedures  for each Fund which will  include  among other  matters, monitoring compliance with each Fund's investment objectives, policies, restrictions, tax matters and applicable laws and regulations;

            (r) As appropriate, transmit to the Custodian instructions received from the Adviser;

            (s) Prepare semi-annual financial statements for each Fund, which will include but not be limited to, the following items (the form and content of such statements shall be in accordance with generally accepted accounting principles):

                  Schedule of Investments
                  Statement of Assets and Liabilities
                  Statement of Operations
                  Statement of Changes in Net Assets
                  Cash Statement, if applicable

            (t)   Prepare monthly broker security transactions summaries;

            (u)   Prepare monthly security transaction listings;

            (v)   Supply  various   Company   statistical   data  as  reasonably
requested on an ongoing basis;

            (w) Keep all books and records with respect to the Company's books of account;

            (x)   Keep  records  of  the  Company's   securities   transactions,
portfolio valuations and securities positions; and

            (y) Act as liaison with the Company's independent public accountants and provide account analyses, fiscal year summaries, and other audit related schedules. TSSG will take all reasonable action in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinions, as such may be required by the Company from time to time.

      In performing its duties as Administrator of the Company, TSSG (a) will act in accordance with the Articles of Incorporation, By-laws, Prospectus and with the instructions and directions of the Board of Directors of the Company and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations and (b) will consult with legal counsel to the Company, as necessary and appropriate.

      4. Allocation of Expenses. TSSG shall bear all expenses in connection with the performance of its services under this Agreement.

            (a) TSSG will from time to time employ or associate with itself such person or persons as TSSG may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both TSSG and the Company. The compensation of such person or persons shall be paid by TSSG and no obligation shall be incurred on behalf of the Company in such respect.

            (b) TSSG shall not be required to pay any of the following expenses incurred by the Company: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Directors of the Company who are not affiliated with TSSG; outside auditing expenses; outside legal expenses; or other expenses not specified in this Section 4 which may be properly payable by the Company.

            (c) For the services to be rendered, the facilities to be furnished and the payments to be made to TSSG, as provided for in this Agreement, the Company shall compensate TSSG for its services rendered pursuant to this Agreement in accordance with the fees set forth in the Fee Schedule, annexed hereto and incorporated herein. Such fees do not include out-of-pocket disbursements of TSSG for which TSSG will be entitled to bill separately. Out-of-pocket disbursements shall include, but shall not be limited to, the items specified in Schedule A annexed hereto and incorporated herein, which schedule may be modified by mutual consent of the parties hereto.

            (d) TSSG will bill the Company as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule. The Company will promptly pay to TSSG the amount of such billing.

            (e) If in any fiscal year the aggregate expenses of any Fund (as defined under the securities regulations of any state having jurisdiction over such Fund) exceed the expense limitations of any such state, the Company may deduct from the total fees to be paid with respect to such Fund under this Agreement and under the Custody Agreement, or TSSG and the Custodian together will bear, to the extent required by state law, that portion of the excess which bears the same relation to the total of such excess as said total fees with respect to such Fund bear to the total fees otherwise payable for the fiscal year by the Company pursuant to the aforesaid Agreements with respect to such Fund. Such deduction or payment, if any, with respect to TSSG will be limited to the amount of the fee paid hereunder for the applicable period with respect to the Fund involved.

      5. Limitation of Liability. TSSG shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from TSSG's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. The Company will indemnify TSSG against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties or by reason of its reckless disregard thereof. TSSG will indemnify the Company against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit, based on TSSG's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties or by reason of its reckless disregard thereof.

      6.    Termination of Agreement.

            (a) This Agreement shall become effective on the date hereof and shall remain in force from year to year unless terminated pursuant to the provision of sub-section (b) of this Section 6.

            (b) This Agreement may be terminated with respect to any Fund at any time without payment of any penalty, upon 60 days' written notice, by vote of the holders of a majority of the outstanding voting securities of such Fund, or by vote of a majority of the Board of Directors of the Company, or by TSSG.

            (c)   Section 9 shall survive the termination of this Agreement.

            (d) In the event of equipment failures beyond TSSG's control, TSSG shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The foregoing obligation shall not extend to computer terminals located outside of premises maintained by TSSG. TSSG shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

      7. Amendment to this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

      8.    Miscellaneous.

            (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or TSSG shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                        To the Company:

                        Charles W. Elliott
                        Chairman, St. Clair Funds, Inc.
                        c/o Kellogg Company
                        One Kellogg Square
                        P.O. Box 3599
                        Battle Creek, Michigan  49016-3125

                        with a copy to:

                        Lee P. Munder
                        Munder Capital Management
                        480 Pierce Street, Suite 300
                        Birmingham, MI  48009

                        To TSSG:

                        The Shareholder Services Group, Inc.
                        53 State Street - 025-004B
                        Boston, Massachusetts 02109
                        Attention:  Patricia L. Bickimer, Esq.

            (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns, provided that this Agreement shall not be assignable without the written consent of the other party.

            (c) This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

            (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

            (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

            (f) This Agreement and the fee schedule hereto constitute the entire agreement between the parties hereto with respect to the matters described herein.

      9. Confidentiality. All books, records, information and data pertaining to the business of the Company that are exchanged or received pursuant to the performance of TSSG's duties under this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person, except as specifically authorized by the Company or as may be required by law, and shall not be used by TSSG for any purpose other than the performance of its responsibilities and duties hereunder.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date, first written above.

                              THE SHAREHOLDER SERVICES GROUP, INC.




                              By:   /s/ Vincent J. Fabiani
                              Name: Vincent J. Fabiani
                              Title Vice President



                              ST. CLAIR FUNDS, INC.


                              By:   /s/ Illegible
                              Name: Illegible
                              Title:

                                FEE SCHEDULE FOR
                               ADMINISTRATION AND
                            FUND ACCOUNTING SERVICES




I. FEES FOR ADMINISTRATION SERVICES -- (Fund Administration and Fund Accounting)

      A.    The following annual Fund Administration fees apply:

            .12% of the first $2.8 billion of the average  daily  net  assets of the Companies (as defined below); and

            .105%  of the next $2.2 billion of the Companies' average daily  net assets; and

            .10% of the Companies' average daily net assets over $5 billion.

"Companies" shall include Ambassador Funds, St. Clair Funds, Inc. and The Munder Funds, Inc.

      B.    MINIMUM FEES

            For Fund Administration Services, a minimum fee of $1.2 million per annum will apply for all portfolios in the Ambassador, St. Clair and Munder Fund Families.

                                   SCHEDULE A


      OUT-OF- POCKET EXPENSES


            Out-of-pocket   expenses  include,  but  are  not  limited  to,  the
following:

            - Postage (including overnight courier services) - Telephone - Telecommunications charges (including FAX) - Duplicating - Pricing services - Forms and supplies